Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement of Copley Fund, Inc. on Form N-1A (SEC Registration Number 2-60951) of our report dated April 29, 2011 appearing in the Annual Report on Form N-CSR of Copley Fund, Inc. as of and for the years ended February 28, 2011 and 2010.

/s/ EisnerAmper LLP
Edison, New Jersey
June 28, 2011